Exhibit 99.1

Release:	Immediate
Contact:	David Miller (editorial/media)	Michael Sullivan (financial community)
	(408) 563-9582	(408) 986-7977

Applied Materials Appoints Robert H. Swan to Board of Directors

SANTA CLARA, Calif., March 11, 2009 – Applied Materials, Inc. today announced the appointment of Robert H. Swan to serve on its Board of Directors. Mr. Swan has also been appointed to serve as a member of the Audit Committee of the Board.

“Bob is a great addition to our Board and our Audit Committee,” said Michael R. Splinter, Chairman, President and Chief Executive Officer of Applied Materials. “His financial discipline and expertise, broad management experience and proven leadership will be great assets to help Applied take advantage of the growth opportunities ahead.”

Mr. Swan has served as Senior Vice President, Finance and Chief Financial Officer of eBay Inc. since March 2006. In that position, Mr. Swan is responsible for all aspects of eBay’s finance function, including controllership, financial planning and analysis, tax, treasury, audit, mergers and acquisitions, and investor relations.

Prior to joining eBay, Mr. Swan was Chief Financial Officer and Executive Vice President at Electronic Data Systems Corporation. Mr. Swan oversaw all financial functions for the company as well as supply chain management and corporate administrative functions. Mr. Swan also served as Executive Vice President and Chief Financial Officer at TRW, Inc. and held various executive positions at Webvan. Mr. Swan spent the first 15 years of his career at General Electric Company.

Mr. Swan holds a B.S. from the State University of New York at Buffalo and an M.B.A. from State University of New York at Binghamton.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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